Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

WikiLoan Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:          The name of the Corporation is WikiLoan Inc.

SECOND:This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on June 24, 1988 (the “Certificate of Incorporation”).

THIRD:    Article I of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

“ARTICLE I

The Name of this Corporation shall be “Wiki Group, Inc.”

FOURTH:This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH:     This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below for accounting purposes only.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 6th day of March, 2012.

WIKILOAN, INC.

By:	/s/ Edward C. DeFeudis
Name: Edward C. DeFeudis
Title: President March 6, 2012